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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF REGISTRANT

ACT Acquisition Corp., a Massachusetts corporation.

SignMax Limited, a company organized under the laws of Ireland.

SignMax America, L.L.C., a limited liability company organized under the laws of the State of New Hampshire.

ACT Manufacturing Securities Corporation, a Massachusetts corporation.